Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

January 6, 2012

The Board of Directors

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, OK 73114

Re:     Consent of Independent Petroleum Engineers

To whom it may concern:

MHA Petroleum Consultants, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-4/A of GMX Resources Inc. of information regarding our report relating to the proved oil and gas reserves of GMX Resources Inc. for the year ended December 31, 2010 appearing in the Annual Report on Form 10-K/A of GMX Resources Inc. for the year ended December 31, 2010, and to the reference to our firm under the heading “Experts” in the Registration Statement.

Very truly yours,

MHA PETROLEUM CONSULTANTS, INC.

/s/ John W. Arsenault
John W. Arsenault
Vice President